[Letterhead]
                                  Robert Klein




Avalon Energy Corporation
Suite 806-1288 Alberni Street
Vancouver, BC
V6E 4N5



May 17, 2005


Attention: Board of Directors

Dear Sirs:

This letter is to confirm my acceptance of the position of President and CEO of Avalon Energy Corporation.

I hereby resign as the Secretary, Treasurer and CFO of the Company..

I will remain as a Director of the Company.


Yours truly,



/s/: Robert Klein
__________________________
Robert Klein
Director